Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

Prospectus Supplement to the Prospectus dated April 6, 2009

and the Prospectus Supplement dated April 6, 2009 — No. 798

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$31,200,000
Exchangeable Equity-Linked Notes due 2016
(Linked to the Common Stock of Google Inc.)

The notes do not bear interest. The return on your notes is based on the performance of the common stock of Google Inc., which we refer to as the “index stock”. The amount in cash you will be paid on your notes at maturity or the number of shares of index stock you will receive or the amount in cash you will be paid, as applicable, upon an exercise of your exchange right, will be based on the exchange value, as determined on the exchange notice date or on each of the averaging dates (March 18, 2016, March 21, 2016 and March 22, 2016, subject to adjustment), as applicable. The exchange value for each $1,000 face amount of your notes on any trading day will be the product of the exchange rate of 1.3102 times the closing price of the index stock on such trading day, subject to any adjustments as described elsewhere in this prospectus supplement.

You can exercise your exchange right at any time by electing to exchange your notes, in whole or in part, for a number of shares of the index stock (calculated as described elsewhere in this prospectus supplement) or, at our option, the exchange value in cash (as measured on the exchange notice date, subject to adjustment). If you elect to exchange your notes, the value of the shares of the index stock or cash you receive in exchange for your notes may be less than the face amount of your notes. In addition, the notes do not pay interest, and other than upon an exercise of your exchange right, no other payments on your notes will be made prior to the stated maturity date.

Unless you exercise your exchange right, the amount you will be paid on your notes on the stated maturity date will be based on the exchange values as measured on each of the averaging dates, subject to any adjustments as described elsewhere in this prospectus supplement. In such case, on the stated maturity date (March 28, 2016, subject to adjustment), we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount.

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the arithmetic average of the averaging date prices on each of the averaging dates. The averaging date price for each $1,000 face amount of your notes on an averaging date will equal the greater of (i) the exchange value on such averaging date or (ii) $1,000.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-14.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-7 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	March 25, 2011	Underwriting discount:	0.35% of the face amount
Original issue price:	100% of the face amount	Net proceeds to the issuer:	99.65% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated March 18, 2011.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-14. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Issuer: The Goldman Sachs Group, Inc.

Face amount: $31,200,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Index stock and index stock issuer: common stock of Google Inc. (Bloomberg symbol GOOG UQ)

Specified currency: U.S. dollars (“$”)

Denominations: $1,000 or integral multiples of $1,000 in excess thereof

Original issue discount notes: the notes should be subject to the special rules governing contingent payment debt obligations for United States federal income tax purposes

Principal amount: unless you exercise your exchange right with respect to all of your notes, on the stated maturity date, we will exchange each $1,000 face amount of your notes for an amount in cash equal to the cash settlement amount

Cash settlement amount: an amount in cash equal to the arithmetic average of the averaging date prices on each of the averaging dates

Averaging date price: for each $1,000 face amount of your notes on an averaging date, the greater of (i) the exchange value on such averaging date or (ii) $1,000

Exchange value: for each $1,000 face amount of your notes, the product of the closing price of the index stock on the relevant date times the exchange rate, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19. The closing price of the index stock will be determined as of (1) the exchange notice date, for purposes of an exercise of your exchange right and (2) each averaging date, for purposes of payment on the stated maturity date

Exchange rate: 1.3102 per each $1,000 face amount, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19; the exchange rate was determined by dividing the $1,000 face amount by the product of (1) the initial index stock price times (2) one plus a premium of 35.75%

Exchange right: you may elect to exchange your notes, in whole or in part, at any time, for a number of shares of the index stock (and each type of distribution property, if any, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Adjustments for Reorganization Events” on page S-24), unless we are unable to deliver such shares or we elect, at our sole option, to deliver the exchange value in cash, in which case we will pay the exchange value in cash for each $1,000 face amount of your notes. The number of shares of the index stock (and the amount of each type of distribution property, if any) that we will deliver for each $1,000 face amount of your notes on the exchange date will be calculated as described under “Specific Terms of Your Notes — Your Exchange Right” on page S-16

Initial index stock price: $562.244 per share (which is higher than the actual closing price of the index stock on the trade date, which is $561.06 per share)

Closing price: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-27

Trade date: March 18, 2011

Original issue date (settlement date): March 25, 2011

Stated maturity date: March 28, 2016, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-15

Averaging dates: March 18, 2016, March 21, 2016 and March 22, 2016, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” on page S-15

Determination date: March 22, 2016, the last averaging date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-15

Exchange notice date: the date on which the holder of the notes exercises the exchange right, as described under “Specific Terms of Your Notes — Your Exchange Right” on page S-16 and subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Your Exchange Right” on page S-18

Exchange Date: the fifth business day following the exchange notice date, subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Your Exchange Right” on page S-18

No interest: the notes do not bear interest

No listing: the notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Purchase at amount other than face amount: the amount we will pay you at the exchange date or stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If you Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount”.

Dividend base amount: $0 per quarter

Dividend periods: the regular cash dividend period, which refers to the frequency of anti-dilution adjustments on account of regular cash dividends during the term of the offered notes, will be a calendar quarter

CUSIP no.: 38143UTC5

ISIN no.: US38143UTC52

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-27

Trading day: as described on page S-27

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical closing prices of the index stock on the averaging dates could have on the payment amount and return at maturity on your investment in the notes, in each case, assuming that the holder has not exercised the exchange right and all other variables remain constant.

The hypothetical examples below are based on a range of closing prices of the index stock on the averaging dates that are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the closing price of the index stock will be on the averaging dates. The price of the index stock has been highly volatile — meaning that the price has changed considerably in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date, and that no dilution events or market disruption events occur. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the index stock. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be,

Significantly Less Than the Original Issue Price” on page S-7 below. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Exchange rate	1.3102

Initial index stock price	$562.244 per share

Neither a market disruption event nor a non-trading day occurs on the originally scheduled averaging dates

No dilution event or change in or affecting the exchange rate

Notes purchased on original issue date at the face amount and held to the stated maturity date

Holder has not exercised the exchange right

For these reasons, the actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical prices of the index stock shown elsewhere in this prospectus supplement. For more information about the closing price of the index stock during recent periods, see “The Index Stock — Historical High, Low and Closing Prices of the Index Stock” on page S-31. Before investing in the offered notes, you should consult publicly available information to determine the prices of the index stock between the date of this prospectus supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock. Among other things, the return on the notes may not reflect any dividends that may be paid on the index stock.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

The prices in the left column of the table below represent hypothetical closing prices of the index stock on each of the averaging dates, expressed as percentages of the initial index stock price. The hypothetical examples shown below assume that the closing price of the index stock is the same on each of the three averaging dates. The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical closing prices (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical closing prices of the index stock on each of the averaging dates (expressed as a percentage of the initial index stock) and the assumptions noted above.

Hypothetical Closing Prices of the Index Stock on each of the Averaging Dates (as Percentage of Initial Index Stock Price)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.00%	128.91%
150.00%	110.50%
140.00%	103.13%
135.75%	100.00%
125.00%	100.00%
100.00%	100.00%
75.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

As illustrated in the table above, if the closing prices of the index stock on each of the averaging dates is less than or equal to 135.75% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be 100.00% of the face amount of your notes, as shown in the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-9 below.

We cannot predict the actual closing price of the index stock on any of the averaging dates or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index stock price and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual closing prices of the index stock determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stock to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is significantly less than the original issue price, taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The

Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

If You Exercise Your Exchange Right Prior to the Stated Maturity Date, You May Receive Less Than the Face Amount of Your Notes

If you elect to exchange your notes, in whole or in part, at any time prior to the stated maturity date, you may receive less than the face amount of your notes. Because of the formula that we will use to determine the exchange value (which will be determined on the exchange notice date), if you exercise your exchange right, the amount you receive on the exchange date may be less than the face amount of your notes. Because the exchange rate for your notes was calculated using a premium, and assuming the exchange rate has not been subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, you may receive less than the face amount of your notes unless the closing price of the index stock on the exchange notice date is greater than an amount equal to the product of (1) the initial index stock price times (2) one plus such premium, as described below under “— Because of the Way in Which We Calculate the Exchange Rate, the Price of the Index Stock Will Have to Increase by More Than 35.75% Over the Initial Index Stock Price In Order for Each Averaging Date

Price to Exceed the $1,000 Face Amount”. You may lose your entire investment in your notes if you exercise your exchange right, depending on the closing price of the index stock on the exchange notice date.

The Market Value of the Shares of the Index Stock that We May Deliver to You on the Exchange Date Can, and Often Will, Fluctuate from the Market Value of Such Shares on the Exchange Notice Date and Any Such Fluctuation Will Affect the Return on Your Notes

If you exercise your exchange right, the exchange value for each $1,000 face amount of your notes will be determined on the exchange notice date. In the event we deliver shares of the index stock, the market value of any shares of index stock we deliver can, and often will, fluctuate in the period between the date on which we calculate the exchange value and the date on which we deliver such shares. The longer the period of time between those two dates, the more the shares of the index stock we deliver to you on the exchange date may be subject to price fluctuation. Any such fluctuation will not change the number of shares of the index stock that you may receive but will affect the return on your notes.

Because of the Way in Which We Calculate the Exchange Rate, the Price of the Index Stock Will Have to Increase by More Than 35.75% Over the Initial Index Stock Price In Order for Each Averaging Date Price to Exceed the $1,000 Face Amount

We will calculate the averaging date price based on the exchange rate on that averaging date for each $1,000 face amount of your notes, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The exchange rate was determined by dividing the $1,000 face amount by the product of (1) the initial index stock price times (2) one plus a premium of 35.75%. Because the exchange rate has been determined in this manner, and assuming the exchange rate has not been subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, the closing price of the index stock on each averaging date will have to be greater than an amount equal to the product of (1) the initial index stock price times (2) one plus the premium of

35.75% in order for each averaging date price to exceed the $1,000 face amount. As explained under “Specific Terms of Your Notes” below, unless the exchange value on an averaging date is greater than the $1,000 face amount, the averaging date price for each $1,000 face amount of your notes on such averaging date will be $1,000. As further explained under “Specific Terms of Your Notes” below, the cash settlement amount payable on your notes on the stated maturity date (assuming your exchange right has not been exercised) will be an amount in cash for each $1,000 face amount of the notes equal to the arithmetic average of the averaging date prices of the index stock on each of the averaging dates. Accordingly, the cash settlement amount payable on your notes on the stated maturity date (assuming your exchange right has not been exercised) for each $1,000 face amount of your notes will be $1,000, unless the arithmetic average of the averaging date prices is greater than $1,000.

The closing price of the index stock required for the exchange value on the exchange notice date or any averaging date to exceed the $1,000 face amount is substantially higher than the initial index stock price. There is no assurance that the closing price of the index stock will increase to that extent on the exchange notice date or any of the averaging dates.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the amount payable on your notes on the exchange date or the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If you Purchase Your Notes at Price Higher than the Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The amount you will be paid for your notes on the exchange date or stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a price higher than the face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Payment Amount Will Not Be Affected by the Market Price of the Index Stock on Any Date Other Than the Exchange Notice Date or the Averaging Dates, as Applicable

The exchange value, and therefore the payment amount on your notes, will be based on the closing price of the index stock on the exchange notice date or the averaging dates, as applicable. Although the market price of the index stock on any exchange date or the stated maturity date or at other times during the life of your notes may be higher than the closing price of the index stock on the relevant exchange notice date or averaging dates, you will not benefit from the market price of the index stock at any time other than on the relevant exchange notice date or averaging dates, as applicable. In addition, the payment amount on your notes at maturity will be based on the arithmetic average of the averaging date prices on each of the averaging dates. Therefore, if the closing price of the index stock dramatically increased on the last averaging date (in other words, the determination date), the payment amount for each of your notes may be significantly less than it would have been had the payment amount been linked only to the closing price of the index stock on that last averaging date.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, may influence the market value of your notes, including:

•	the market price of the index stock;

•	the volatility (i.e., the frequency and magnitude of changes) in the market price of the index stock;

•	interest and yield rates in the market;

•	the dividend rate on the index stock;

•

economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index stock based on its historical performance. The actual price of the index stock over the life of your notes may bear little or no relation to the historical closing prices of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

Even After Taking Account of Adjustments for Regular Cash Dividends and Certain Other Dividends and Distributions, the Return on Your Notes Will Not Reflect the Return You Would Realize If You Owned the Index Stock and Received Dividends on the Index Stock When they Were Paid

The exchange rate will be adjusted for regular cash dividends and certain other dividends and distributions as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” and “Specific Terms of Your Notes — Anti-dilution Adjustments — Other Dividends and Distributions” below. Even after taking account of such adjustments, however, the return on your notes will not reflect the return you would realize if you actually owned the index stock and received the dividends paid on the index stock at the time they were paid. You will not receive any dividends that may be paid on the index stock by the index stock issuer. See “— You Have No Shareholder Rights or Rights to Receive the Index Stock” below for additional information.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index stock. Changes in the market price of the index stock may not result in comparable changes in the market value of your notes. Even if the market price of the index stock equals or exceeds the initial index stock price for your notes, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

We Will Not Hold the Index Stock for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in the notes will not make you a holder of the index stock. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, upon the exercise of your exchange right, we may, at our sole option, elect to pay cash in exchange for your notes, in which case you will have no right to receive any shares of index stock. In addition, even if we do not elect to pay cash in exchange for your notes upon an exercise of your exchange right, we may still pay cash in lieu of delivery of shares of the index stock if a market disruption event or certain dilution events, as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Adjustments for Reorganization Events” and “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below, occur during the period between the exchange notice date and the exchange date, and in lieu of delivery of any fractional share.

Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Market Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under your notes by purchasing shares of the index stock, and perhaps listed or over-the-counter options or futures on the index stock or other instruments linked to the index stock. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the exchange notice date or the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other equity-linked notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes on the exchange date or the stated maturity date, as applicable. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in shares of the index stock or instruments whose returns are linked to the index stock for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes on the exchange date or the stated maturity date, as applicable. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the value of the consideration we will deliver on the exchange date or the stated maturity date, as applicable.

Our Business Activities May Create

Conflicts of Interest Between Your Interest in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own shares of the index stock and have engaged or expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index stock issuer, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the index stock issuer. Any of these activities by any of our affiliates may affect the price of the index stock and, therefore, the market value of your notes and the value of the consideration we will deliver on your notes on the exchange date or the stated maturity date, as applicable.

The Historical Prices of the Index Stock Are

Not an Indication of the Future Prices of the Index Stock

In the past, the price of the index stock has experienced significant fluctuations. You should note that historical prices, fluctuations and trends of the index stock are not necessarily indicative of future prices or levels. Any historical upward or downward trend in the index stock is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes, and you should not take the historical levels of the index stock as an indication of its future performance.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive on the Exchange Date or the Stated Maturity Date, As Applicable

As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding whether and how to make anti-dilution adjustments to the exchange rate and the reference amount; the closing price of the index stock on any given trading day; the averaging date price on any averaging date; the cash settlement amount; the exchange value; and whether to postpone the averaging dates (and, if applicable, the stated maturity date) and the exchange notice date (and, if applicable, the exchange date). See “Specific Terms of Your Notes — Anti-dilution Adjustments” and “— Special Calculation Provisions” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuer

Goldman Sachs is not affiliated with the index stock issuer. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information. You, as an investor in your notes, should make your own investigation into the index stock issuer. See “The Index Stock” below for additional information about the index stock.

The index stock issuer is not involved in this offering of your notes in any way and will not have any obligation of any sort with respect to your notes. Thus, the index stock issuer will not have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends and other events that affect the index stock issuer’s, or the issuer of any distribution property’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party. In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the market value of your notes.

The Calculation Agent Can Postpone the Averaging Dates or the Exchange Notice Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that a market disruption event has occurred or is continuing with respect to the index stock on any day that would otherwise be an averaging date or that day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Averaging Dates” below.

In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the holder seeks to exercise the exchange right, or that day is not a trading day, the exchange notice date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

As a result of the foregoing, the exchange date or stated maturity date for your notes may also be postponed as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In such a case, you may not receive the cash we are obligated to pay on the stated maturity date, or the payment or delivery of shares of the index stock or other property that we are obligated to deliver, as applicable, on the exchange date, until several days after the originally scheduled exchange date or stated maturity date, as applicable.

Moreover, if the closing price of the index stock is not available on the last possible exchange notice date or the last possible averaging date, as applicable, because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the closing price of the index stock as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Should Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes

The notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	Unless we elect to deliver shares of the index stock, all payments will be made in U.S. dollars (“$” or “USD”)

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Google Inc. When we refer to the index stock issuer, we mean Google Inc. (or any successor thereto) except as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.

Payment of Principal on Stated Maturity Date

Unless you exercise your right to exchange all of your notes as described under “— Your Exchange Right” below, on the stated maturity date, we will exchange each $1,000 face amount of your notes for an amount in cash equal to the cash settlement amount.

If your notes are exchanged in part pursuant to your exchange right, we will make the cash payment described above on your remaining notes on the stated maturity date.

Cash Settlement Amount

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the arithmetic average of the averaging date prices on each of the averaging dates.

The averaging date price for each $1,000 face amount of your notes on an averaging date will equal the greater of (i) the exchange value on such averaging date or (ii) $1,000.

Stated Maturity Date

The stated maturity date is March 28, 2016, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date. In no event will the stated maturity date be postponed by more than five business days.

Averaging Dates

The averaging dates are March 18, 2016, March 21, 2016 and March 22, 2016 (also the determination date), provided that if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any averaging date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on such last possible averaging date or such last possible day is not a trading day, that day will nevertheless be the last averaging date(s) and the determination date. In such case, more than one averaging date may occur simultaneously on such last possible day.

Determination Date

The determination date will be the last averaging date. However, if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, the determination date will be postponed as described under “— Averaging Dates” above.

Exchange Value

The exchange value for each $1,000 face amount of your notes will be an amount equal to the product of the exchange rate times the closing price of the index stock on the relevant date, subject to adjustment as described under “— Anti-dilution Adjustments” below. The exchange rate is 1.3102 for each $1,000 face amount. The exchange rate is subject to adjustment, both as to the amount and type of property comprising the exchange rate, as described under “— Anti-dilution Adjustments” below. The calculation agent will determine the closing price of the index stock as of (1) the exchange notice date, for purposes of an exercise of your exchange right and (2) each averaging date, for purposes of payment of principal on the stated maturity date, in each case, subject to the occurrence of a market disruption event as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Your Exchange Right

You may elect to exchange your notes, in whole or in part, at any time and from time to time, for shares of the index stock (and each type of distribution property, if any, as described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below) by satisfying the conditions described under “— Exercise Requirements” below. Alternatively, at our sole option, we may deliver for each $1,000 face amount of your notes, instead of shares of the index stock (and any distribution property, if applicable), cash in an amount equal to the exchange value.

In the event you exercise your exchange right and we do not elect to deliver the exchange value in cash, and if no property other than shares of the index stock is to be delivered, we will deliver a number of shares of the index stock for each $1,000 face amount of your notes equal to the exchange rate, adjusted as described under “— Anti-dilution Adjustments” below.

On the other hand, if you exercise your exchange right and we do not elect to deliver the exchange value in cash, and if your notes would be exchangeable in whole or in part for property other than shares of the index stock because of a reorganization event, the calculation agent will determine the amount of each type of distribution property (which may include shares of the index stock) that we will deliver for each $1,000 face amount of your notes in the manner described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” below.

Delivery of shares of the index stock or cash will be made on the exchange date and in the manner we describe under “— Manner of Payment and Delivery” below. We describe the exchange notice date and the exchange date under “— Exercise Requirements” below.

If an exchange would otherwise involve delivery of a fractional share of the index stock, we will pay cash instead of the fractional share in an amount equal to that fraction multiplied by the closing price of the index stock on the exchange notice date.

If we choose to pay cash instead of delivering shares of the index stock (or other distribution property, if applicable), we will notify the holder of our election no later than the business day after the exchange notice date. Thus, if you exercise your exchange right and we do not notify the holder on the business day after the exchange notice date of our intention to pay cash, we will deliver shares of the index stock (and any distribution property, if applicable) on the exchange date, except in the limited circumstances described under “— Anti-dilution Adjustments — Adjustments for Reorganization Events” and “— Consequences of a Market Disruption Event or a Non-Trading Day” below. If we give the notice described above with respect to your notes, we will do so by telecopier to the number specified by the person who submits the notice of exchange for your notes. The notice of exchange is described under “— Exercise Requirements” below.

If you exercise your exchange right, the cash or market value of the shares of the index stock or other property you receive in exchange for each $1,000 face amount of your notes on the exchange date may be less than 100% of the face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — The Market Value of the Shares of the Index Stock that We May Deliver to You on the Exchange Date Can, and Often Will, Fluctuate from the Market Value of Such Shares on the Exchange Notice Date and Any

Such Fluctuation Will Affect the Return on Your Notes” above.

Except as described above in this subsection, you will not be entitled to require us to repay your notes before the stated maturity date.

Exercise Requirements

To exercise the exchange right, the following requirements must be satisfied on any day that qualifies as both a trading day and a business day and before the exchange right expires:

•

Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the face amount of your notes to be exchanged. Delivery must be made by facsimile as provided in the attached notice of exchange.

•

If your notes are in global form, you or the bank or broker through which you hold your interest in the portion of your notes being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any day that qualifies as both a trading day and a business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

•	If your notes are not in global form, the trustee must receive the certificate representing your notes.

Your notes will be issued in global form only. We describe the situations in which we may terminate a global note in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security?”.

If your notes are not in global form, deliveries of certificates to the trustee must be made by mail or another method acceptable to the trustee, to the address stated in the form of notice of exchange attached to this prospectus supplement or at any other location that the trustee may provide to the holder for this purpose in the future.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

Questions about the exercise requirements should be directed to the trustee at the number and location stated in the notice of exchange attached to this prospectus supplement.

Exchange Notice Date. If the required deliveries described under “— Exercise Requirements” above occur by 11:00 A.M., New York City time, on a day that is both a trading day and a business day, that day will be the exchange notice date for the exchange, subject to postponement as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. If the required deliveries occur after that time, the next day that is both a trading day and a business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

Exchange Date. If the exchange right is exercised, we will deliver shares of the index stock (and any distribution property, if applicable) or pay the cash due on the exchange on the fifth business day after the exchange notice date, subject to adjustment as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. We refer to that due date as the exchange date.

Expiration of Exchange Right. In all cases, the required deliveries described under “— Exercise Requirements” above must occur no later than 11:00 A.M., New York City time on the last day before the first averaging date that is both a business day and a trading day.

Immediately after that time, the exchange right will expire and may not be exercised.

You May Only Exercise Your Exchange Right Through the Holder of Your Notes. As long as your notes are in global form, the depository or its nominee is the holder of your notes, and you may only exercise your exchange right through that entity. Therefore, if you would like to exercise your exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in the notes, requesting that it notify the depository or its nominee to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your notes in street name.

Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

Consequences of a Market Disruption Event or a Non-Trading Day

Upon Maturity

If a market disruption event occurs or is continuing on a day that would otherwise be an averaging date, or such day is not a trading day, then such averaging date and each succeeding averaging date ,if any, will be postponed as described under “— Payment of Principal on Stated Maturity Date — Averaging Dates” above. As a result, the determination date and stated maturity date for your notes may also be postponed, as described under “— Payment of Principal on Stated Maturity Date — Determination Date” and “— Payment of Principal on Stated Maturity Date —Stated Maturity Date” above.

If the closing price(s) of the index stock that must be used to determine the exchange value or the amount of cash we will deliver on the stated maturity date is not available on the last possible averaging date because of a market disruption event, a non-trading day or for any other reason

(except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price or closing prices based on its assessment, made in its sole discretion, of the price of the index stock on that day.

Upon an Exercise of Your Exchange Right

If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then the exchange notice date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing; provided, however, that any exchange notice date will not be postponed by more than five scheduled trading days. If a market disruption event occurs or is continuing on the day that is the last possible exchange notice date or such last possible day is not a trading day, that day will nevertheless be the exchange notice date. If the exchange notice date is postponed as described above, the related exchange date will be postponed to the fifth business day after the postponed exchange notice date.

If the closing price of the index stock that must be used to determine the exchange value or the amount of cash or shares of the index stock (and/or other distribution property, if applicable) we will deliver on the exchange date is not available on the last possible exchange notice date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

In addition, if a market disruption event occurs or is continuing on the exchange notice date or on any later day through and including the exchange date, or if for any other reason we are unable to deliver shares of the index stock (or any distribution property, if applicable), we may choose to pay cash instead of delivering shares of the index stock (and any distribution property, if applicable) on the exchange date, even if we have not notified the holder of our election to deliver the exchange value in cash instead of shares of the index stock (and any distribution property, if applicable), as described under “— Your Exchange Right” above.

Anti-dilution Adjustments

The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the seven subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the index stock, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate. No adjustment will be made to the initial index stock price or any other price relevant to your notes. If an event requiring anti-dilution adjustment occurs with regard to the index stock, the calculation agent will make the adjustment by taking the following steps:

•

Step One. The calculation agent will adjust the exchange rate. This term refers to the amount of the index stock or other distribution property used to calculate the exchange value for each $1,000 face amount of your notes. If no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required, the exchange rate will be 1.3102.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first six subsections below — these involve stock splits, reverse stock splits, stock dividends, regular cash dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the exchange rate might be, for example, doubled or halved, depending on the event. In the afore-mentioned example, the amount of the index stock or other distribution property used to calculate the exchange value for each note on the relevant exchange notice date or the applicable averaging date would be doubled or halved, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then assuming there has been no prior anti-dilution adjustment, the exchange rate will be adjusted to be: the product of (1) the amount of each type of property distributed in the reorganization event in respect of one share of the index stock plus one share of the index stock if the index stock remains outstanding, which we refer to as the distribution property, multiplied by (2) the exchange rate immediately prior to the adjustment.

The manner in which the calculation agent adjusts the exchange rate in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the seven subsections that follow.

•

Step Two. Having adjusted the exchange rate in step one, the calculation agent will determine the exchange value for each $1,000 face amount of your notes by multiplying the closing price of the index stock by the adjusted exchange rate.

•

Step Three. Having determined the exchange value in step two, if your exchange right has not been exercised, the calculation agent will use the exchange value on each averaging date to calculate the averaging date price on each averaging date and the cash settlement amount.

•	Step Four. If you have exercised your exchange right and we have not elected to deliver the exchange value in cash, the calculation agent will determine the amount and type of each property we will deliver on the exchange date in the following manner.

If the adjusted exchange rate at the close of trading hours for the index stock on the exchange notice date consists entirely of shares of the index stock, we will deliver, for each $1,000 face amount of your notes, a number of shares of the index stock equal to the exchange rate.

On the other hand, if the adjusted exchange rate on the exchange notice date includes any property other than shares of the index stock, then the calculation agent will determine the amount of each type of distribution property that we will deliver for each $1,000 face amount of your notes in the manner described under “— Adjustments for Reorganization Events” below.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the exchange rate as described above in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. Having adjusted the exchange rate for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the exchange value using the exchange rate as sequentially and cumulatively adjusted for all the relevant events. With respect to any of your notes to be exchanged on an exchange date or the stated maturity date, the calculation agent will make all required determinations and adjustments no later than the exchange notice date or the determination date, as applicable.

The calculation agent will adjust the exchange rate for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate or the market price that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following seven subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the exchange rate — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate — i.e., the exchange rate before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then once the stock dividend becomes effective the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Regular Cash Dividends

We will adjust the exchange rate for increased regular cash dividends for each dividend period after the date of this prospectus supplement, as described below. The regular cash dividend period for your notes refers to the frequency of anti-dilution adjustments on account of regular cash dividends during the term of your notes. The regular cash dividend period for your notes is a calendar quarter. A regular dividend that is paid in cash with respect to the index stock in a particular regular cash dividend period will be deemed to be an increased regular dividend if its per share value exceeds the dividend base amount for the index stock, which is $0. A regular cash dividend will be deemed to be made on the ex-dividend date for such dividend.

A dividend with respect to the index stock will be deemed to be a regular cash dividend if it is any cash dividend paid on the index stock during a regular cash dividend period that is neither an extraordinary dividend as defined under “— Other Dividends and Distributions” below nor the result of any other event described in this subsection entitled “— Anti-dilution Adjustments”.

The calculation agent will adjust the exchange rate upward in the event of an increased regular dividend. The exchange rate will not be adjusted on account of any regular dividend, however, unless the relevant ex-dividend date occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

If an increased regular dividend occurs in respect of a regular cash dividend period, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate (as adjusted as a result of any previous increased regular dividends or any other events described in this subsection entitled “— Anti-dilution Adjustments”) times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the increased dividend amount (as defined below). The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

The increased dividend amount for any regular cash dividend period equals the per share amount of the regular dividend minus the applicable dividend base amount for that regular cash dividend period.

The calculation agent will adjust the dividend base amount to reflect other adjustments to the exchange rate as a result of any other event described in this subsection entitled “— Anti-dilution Adjustments”. For example, if the index stock is subject to a 1-for-2 reverse stock split, then the calculation agent will double the applicable dividend base amounts, and if the index stock is subject to a 2-for-1 stock split, then the calculation agent will reduce the dividend base amount by half. In addition, the calculation agent may adjust the dividend base amount and/or regular cash dividend period for your notes in connection with increased regular dividends as it deems necessary to obtain an equitable result in case the index stock issuer changes the frequency of dividend payments. For example, if the regular cash dividend period for your notes was a quarter but the index stock issuer declares regular dividends on a semi-annual basis in the future, the calculation agent will (1) adjust the regular cash dividend period to half a year for any period in which the dividend frequency is so changed, and (2) use the sum of the two dividend base amounts relating to that semi-annual period as the new dividend base amount, subject to any further adjustments by the calculation agent.

A distribution on the index stock that is both an extraordinary dividend as defined below and also an increased regular dividend will result in an adjustment to the exchange rate only as described under “— Other Dividends and Distributions” below.

The calculation agent will make all determinations with respect to adjustments, including whether an increased regular dividend has been paid in respect of any regular cash dividend period and, if so, the nature and amount of any adjustment in the exchange rate that may be made in respect of that dividend, and will do so in its sole discretion.

Other Dividends and Distributions

The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•	stock dividends described above,

•	regular cash dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described under “— Reorganization Events” below, and

•	extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•

for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Adjustments for Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

•

the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•

the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

Reorganization Events

Each of the following is a reorganization event:

•	the index stock is reclassified or changed,

•

the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•

the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•

the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount. The reference amount refers to the amount and type of property used to calculate the exchange value for each $1,000 face amount of your notes. Initially, the reference amount will be the amount of index stock specified under “exchange rate” above. However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, regular cash dividend (if applicable), extraordinary dividend or issuance of rights and warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified above, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified above, if there has been no prior adjustment of the exchange rate. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs with respect to the index stock, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in the reorganization event in respect of the reference amount as in effect before that reorganization event, taken together. We define the term “distribution property” below.

If a reorganization event occurs and you have exercised your exchange right and we have not elected to deliver the exchange value in cash, for purposes of step four, the calculation agent will then determine, in its sole discretion, the amount of each type of distribution property to be delivered on the exchange date for each $1,000 face amount of your notes being exchanged with respect to the index stock by multiplying (i) the exchange rate by (ii) the amount of each type of distribution property included in the adjusted reference amount on the exchange notice date, as determined by the calculation agent in its sole discretion. We may elect, at our discretion, to substitute any one or more types of distribution property with a cash payment of equivalent value. As described under “— How Adjustments Will Be Made” above, the calculation agent may, in its sole discretion, modify the adjustments described in this paragraph as necessary to ensure an equitable result.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in the definition of “closing price” below, without any anti-dilution adjustments) of one share of such security on the exchange notice date or the applicable averaging date, as applicable. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted exchange rate to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the exchange value will be the total value, as determined by the calculation agent on the exchange notice date or averaging date, as applicable, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the exchange notice date or the applicable averaging date, as applicable.

In this offering circular supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in a manner described in this subsection if the dilution event is a reorganization event. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the exchange notice date or the applicable averaging date, as applicable.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. These actions may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment and Delivery

Any payment or delivery on your notes at maturity or on any exchange date will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of shares of the index stock or distribution property ourselves or cause our agent to do so on our behalf. If delivery of shares of the index stock would otherwise involve a fractional share, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of one share of the index stock on the exchange notice date.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of shares of the index stock or any distribution property that would otherwise be due on a day that is not a business day. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the closing price of the index stock, the averaging date price on each averaging date, the cash settlement amount, the exchange value, the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, averaging dates, the determination date, the stated maturity date, any exchange notice date or exchange date, if applicable, whether the requirements for the exercise of your exchange right have been met, the default amount, the amount payable on the stated maturity date and the amount payable or the number of shares of the index stock (and other distribution property, if any) deliverable on your notes on the exchange date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per share or other unit basis:

•	on the principal U.S. national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any U.S. national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security, or

•

if that security is not quoted on any U.S. national securities exchange or U.S. national market system, on the principal securities exchange on which that security is listed for trading on that day, or

•	any other securities exchange or market system on which that security is traded.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the index stock:

•

a suspension, absence or material limitation of trading in the index stock on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock is traded, or on which option or futures contracts relating to the index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for the index stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the index stock or those contracts, or

•	a disparity in bid and ask quotes relating to the index stock or those contracts,

will constitute a suspension or material limitation of trading in the index stock or those contracts in that market.

In this subsection about market disruption events, references to the index stock include securities that are part of the reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below. The original price of the notes (as shown on the cover page of this prospectus supplement) includes the cost of hedging our obligations.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index stock, and perhaps listed or over-the-counter options, futures or other instruments linked to the index stock, on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions, and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we may issue, some of which may have returns linked to the index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of the index stock or other securities of the index stock issuer,

•

may take short positions in the index stock or other securities of the index stock issuer — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

•	may take or dispose of positions in listed or over-the-counter options, futures or other instruments based on the index stock, and/or

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, Euronext or other components of the U.S. or global equity markets.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out hedge positions relating to your notes and perhaps relating to other notes with returns linked to the index stock. These steps, which could occur on or before the exchange notice date or determination date for your notes, are likely to involve sales and/or purchases of the index stock and may involve sales and/or purchases of listed or over-the-counter options or futures or other instruments based on the index stock, or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange, Euronext or other components of the U.S. or global equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the value of the consideration that we will deliver on your notes on the exchange date or the stated maturity date. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Market Value of Your Notes” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above for a discussion of these adverse effects.

THE INDEX STOCK

The index stock issuer is Google Inc. According to publicly available information, Google Inc. is a global technology company that generates revenue primarily by delivering online advertising.

Where Information About the Index Stock Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 000-50726.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the Index Stock from the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and will not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes. We do not make any representation that any publicly available information about the index stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange value — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive on the exchange date or the stated maturity date, as applicable, and therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. See “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between Your Interest in the Notes and Us” above. As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical High, Low and Closing Prices of the Index Stock

The closing price of the index stock has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the index stock as an indication of the future performance of the index stock. We cannot give you any assurance that the future performance of the price of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the exchange date or stated maturity date, as applicable. In light of the increased volatility currently being experienced by U.S. and global securities markets and recent market declines, it may be substantially less likely that exchange value will be greater than the face amount of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock. Before investing in the offered notes, you should consult publicly available information to determine the relevant index stock price between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual performance of the index stock over the life of the offered notes, as well as the payment amount on the exchange date or stated maturity date, as applicable, may bear little relation to the historical prices shown below.

The table below shows the high, low and final closing prices of the index stock for each of the four calendar quarters in 2008, 2009 and 2010 and the first calendar quarter of 2011 (through March 18, 2011). We obtained the closing prices listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Index Stock

	High	Low	Close
2008
Quarter ended March 31	685.33	413.62	440.47
Quarter ended June 30	594.90	446.84	526.42
Quarter ended September 30	555.15	381.00	400.52
Quarter ended December 31	411.72	257.44	307.65

2009
Quarter ended March 31	378.77	282.75	348.06
Quarter ended June 30	444.32	354.09	421.59
Quarter ended September 30	499.06	396.63	495.85
Quarter ended December 31	622.73	484.58	619.98

2010
Quarter ended March 31	626.75	526.43	567.01
Quarter ended June 30	595.30	444.95	444.95
Quarter ended September 30	530.41	436.07	525.79
Quarter ended December 31	627.16	522.35	593.97

2011
Quarter ending March 31 (through March 18, 2011)	639.63	557.10	561.06

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your notes) that provide for an exchange right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to 3.67% per annum,

compounded semiannually, with a projected payment at maturity of $1,199.80 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
March 25, 2011 through December 31, 2011	$28.22	$28.22
January 1, 2012 through December 31, 2012	$38.09	$66.31
January 1, 2013 through December 31, 2013	$39.49	$105.80
January 1, 2014 through December 31, 2014	$40.96	$146.76
January 1, 2015 through December 31, 2015	$42.47	$189.23
January 1, 2016 through March 28, 2016	$10.57	$199.80

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described below even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon exchange or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize income or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the amount of cash or the fair market value of the index stock you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes. Your holding period in index stock you receive will begin on the day after receipt.

Any income you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any interest that you include in income from the notes in respect of either (i) current accruals based on the comparable yield or (ii) gain recognized upon the sale or maturity of your notes, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90 1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA, or with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $83,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefore in New York, New York on March 25, 2011,

which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

NOTICE OF EXCHANGE

Dated:

The Bank of New York Mellon
101 Barclay Street, 4E
New York, New York 10286
Attn:	Danny Lee	(212-815-5813)
	Gabriella Illyés	(212-815-5492)
Fax: (212-815-5366)

with a copy to:

Goldman, Sachs & Co.
200 West Street
16th Floor
Options and Derivatives Operations
New York, New York 10282
Attn:	Nicholas J. Stocker
Brian Conneally
Erik Zablocki
Phone:	212-855-8527
Fax:	212-256-5966

Re:	Exchangeable Equity-Linked Notes due 2016, issued by The Goldman Sachs Group, Inc. (Linked to the Common Stock of Google Inc.)

Dear Sirs:

The undersigned is, or is acting on behalf of, the beneficial owner of a portion of one of the notes specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the Prospectus Supplement No. 798, dated March 18, 2011, to the Prospectus dated April 6, 2009 and Prospectus Supplement, dated April 6, 2009, with respect to the outstanding face amount of the notes set forth at the end of this notice of exchange. The exercise is to be effective on the day that is both a trading day and a business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that day, in which case the exercise will be effective as of the next day that is both a trading day and a business day. We understand, however, that the effective date in all cases must be no later than the last day before the first averaging date that is both a business day and a trading day. The effective date will be the exchange notice date.

If the note to be exchanged is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the holder. In addition, the beneficial interest in the face amount indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

If the note to be exchanged is not in global form, the undersigned or the beneficial owner is the holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note is being delivered to the trustee.

If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in the Prospectus Supplement No. 798, dated March 18, 2011, the Prospectus Supplement, dated April 6, 2009 and the Prospectus, dated April 6, 2009. The exchange of the note will be governed by the terms of the note.

The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$

(must be a minimum of $1,000 and integral

multiples of $1,000 in excess thereof)

Very truly yours,

(Name of beneficial owner or person authorized to act on its behalf)

(Title)

(Telephone No.)

(Fax No.)

(DTC participant account number for delivery of index stock, if any)

FOR INTERNAL USE ONLY:

Receipt of the above notice of exchange is

hereby acknowledged:

GOLDMAN, SACHS & CO., as calculation agent

By:
(Title)

Date and time of receipt:

(Date)

(Time)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-7
Specific Terms of Your Notes	S-14
Use of Proceeds and Hedging	S-30
The Index Stock	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-33
Employee Retirement Income Security Act	S-36
Supplemental Plan of Distribution	S-37
Conflicts of Interest	S-37
Notice of Exchange	S-38

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$31,200,000

The Goldman Sachs

Group, Inc.

Exchangeable Equity-Linked Notes

due 2016

(Linked to the Common Stock of Google Inc.)

Medium-Term Notes, Series D

Goldman, Sachs & Co.